UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 11, 2005

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

     On January 12, 2005, Finisar Corporation (“Finisar”) issued a press release responding to a notice that it received on January 11, 2005 from Infineon Technologies AG (“Infineon”) purporting to terminate the purchase agreement between the parties dated October 11, 2004, which provides for the acquisition by Finisar of Infineon’s fiber optics business unit in exchange for approximately 110 million shares of Finisar common stock. The material terms of the purchase agreement were described in Finisar’s Form 8-K Report dated October 11, 2004, to which the purchase agreement was attached as Exhibit 2.7. As noted in the press release attached hereto as Exhibit 99.1, Infineon’s notice alleges, among other things, that the termination of the agreement was based on Finisar’s breach of the agreement. Finisar does not believe that such a breach has taken place. The reporting of this event under Item 1.02 does not constitute an acknowledgment by Finisar that the agreement has been properly terminated.

     In a press release issued by Infineon on January 11, 2005 regarding its purported termination of the agreement, Infineon stated that it will assess its legal options to recover damages by way of an arbitration proceeding in Germany. As noted in the press release attached hereto as Exhibit 99.1, Finisar intends to defend itself vigorously against any legal proceedings that may be instituted by Infineon and to assert appropriate claims for recovery of damages caused by Infineon. Finisar is unable at this time to provide information regarding the damages that may be claimed by either party in, or the possible outcome of, any legal proceeding that may arise in connection with the agreement.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
99.1	Press Release dated January 12, 2005 issued by Finisar Corporation regarding receipt of a notice from Infineon Technologies AG purporting to terminate the previously announced agreement for the acquisition by Finisar of Infineon’s fiber optics business unit.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated January 12, 2005 issued by Finisar Corporation regarding receipt of a notice from Infineon Technologies AG purporting to terminate the previously announced agreement for the acquisition by Finisar of Infineon’s fiber optics business unit.